Quorum Lacking for FIC Annual Shareholders Meeting

AUSTIN, TX -- 12/06/2006 -- Financial Industries Corporation ("FIC") (PINKSHEETS: FNIN) announced today that it could not conduct its annual meeting of shareholders for the election of directors that was scheduled for today because less than one-half of the majority of outstanding shares required to conduct the meeting were present in person or by proxy.

The company believes that the low turnout was due in large part to the fact that FIC cannot solicit proxies for an annual shareholders meeting until its Securities Exchange Act of 1934 filings are current.

FIC had made arrangements for, and was prepared to hold, the annual shareholders meeting in compliance with an agreed order issued by the District Court of Travis County. The company now intends to seek guidance from the district court as to the required course of action under the agreed order and will announce the time and place of its next annual shareholders meeting as soon as the court has reached a decision.

"We hope to get a ruling from the court that will permit the meeting to take place when shareholders can receive information from both the company and the dissident group," said Michael P. Hydanus, interim president and chief executive officer.

FIC, through its various subsidiaries, markets and underwrites individual life insurance products. For more information on FIC, go to http://www.ficgroup.com on the Internet.

As provided by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, FIC cautions that the statements in this press release relating to the company's annual shareholder meeting and other matters that are not historical factual information are forward-looking statements that represent management's belief and assumptions based on currently available information. The information contained in this press release relating to trends in the company's operations and the contingencies and uncertainties to which the company may be subject, as well as other statements including words such as "anticipate," "cautions," "believe," "plan," "estimate," "expect," "intend," and other similar expressions constitute forward-looking statements. Such statements are made based upon management's current expectations and beliefs concerning the financial results, and economic conditions and are subject to known and unknown risks, uncertainties and other factors contemplated by the forward-looking statements, including timing and results of audits and reviews, general economic conditions, customer response, performance of management team and other factors described in the company's Form 10-K for the year ended Dec. 31, 2004. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Investors should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact Information:
Financial Industries Corporation
Shannon Coffin
Phone: 512-404-5128
E-mail: ir@ficgroup.com